Exhibit 99.1

DeVry Inc. Appoints Timothy J. Wiggins as CFO and Treasurer

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--December 14, 2011--DeVry Inc. (NYSE: DV), a global provider of educational services, announced the appointment of Timothy J. Wiggins as senior vice president, chief financial officer and treasurer. In his new role, Wiggins will be responsible for all functions within the finance group including accounting, investor relations, tax and treasury, internal audit, strategy and business development, supply management, and real estate. He will report to Daniel Hamburger, president and chief executive officer.

“Tim has the right combination of leadership skills, global finance expertise, operating acumen and strategic thinking to support our future growth,” said Hamburger. “He has served as a public company chief financial officer at four organizations and has more than 20 years of experience in senior finance leadership roles for multi-national organizations. His experience in both growth and turnaround environments will be an asset given our diversification strategy and our growing family of institutions. He will help guide our strategic direction as we continue to invest in the quality of our programs and respond to society’s fundamental need for a more educated workforce.”

Wiggins will assume his responsibilities on January 3rd. He succeeds Richard Gunst, who had previously announced his retirement. Gunst will remain with DeVry for a brief period following Wiggins’ arrival to aid in a smooth transition.

“I am pleased to join an organization with such a talented and dedicated team,” said Wiggins. “DeVry is at the forefront of quality career-focused education. Its commitment to students and their successful outcomes is inspiring. I look forward to working with the board and the senior leadership team to support these efforts as we continue to grow the organization.”

Wiggins, 55, was executive vice president and chief financial officer of Tellabs since 2003. In that role, he was responsible for leading all aspects of Tellabs’ global finance function, including accounting, treasury, audit, financial planning and analysis, risk management and investor relations. During his tenure, Wiggins oversaw the completion of several acquisitions that repositioned the company and drove its growth, while managing costs to maximize operating results.

Prior to joining Tellabs, Wiggins served as executive vice president and chief financial officer for Chicago Bridge & Iron Company N.V. He was also a managing director for Chicago Bridge & Iron Company B.V., the company’s international operating subsidiary. During his tenure, the company completed a successful IPO, five acquisitions and the worldwide implementation of an enterprise management software system.

Wiggins began his career in 1979 with Deloitte Haskins & Sells, an international accounting and consulting firm and predecessor to Deloitte & Touche. He has also held various leadership and management positions including chief executive officer of Autodie Corporation and chief financial officer of Fruehauf Trailer Corporation.

Wiggins has served in leadership roles for the Goodwill Industries and Junior Achievement boards and as advisory director for Michigan National Bank. He holds a Bachelor of Science degree in accounting from Michigan State University. He is a certified public accountant.

About DeVry Inc.

DeVry's purpose is to empower its students to achieve their educational and career goals. Recently named an official education provider to Team USA by the U.S. Olympic Committee, DeVry (NYSE: DV, member S&P 500 Index) is a global provider of educational services and the parent organization of Advanced Academics, American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, and Ross University Schools of Medicine and Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare and technology. DeVry’s institutions serve students in secondary through postsecondary education and professionals in accounting and finance. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates
jbates@devry.com
(630) 353-3800

or

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llarsen@sardverb.com
(312) 895-4717